EXHIBIT 10.3
DFNS Group

TO: Mr. Elie Gugenheim

           Avenida de las Fuentes No.41-A, Desp. 1001/1002
           Col. Lomas de Tecamachalco
           Naucalpan de Juarez, Estado de
           Mexico Mexico C.P.53950

June 3, 2013

Dear Mr. Gugenheim,

This is to confirm that we agree  to extend  the period of time for you and our company  to enter into a stock purchase agreement  pursuant to Section 8 of the Subscription  Agreement  we entered into on March 7, 2013. By signing below, you agree to extend such date until September 9, 2013. We also agree to extend the time for you to enter into the Second Tranche of the contemplated transaction referred to in Section 1.2 of the Subscription Agreement until September 9, 2013.

Very truly yours,

/s/Uri Nussani
Uri Nissani
                                                                                              President and CEO

Agreed to:

/s/Elie Gugenheim
Elie Gugenheim